Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated June 13, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PYP5

Principal Amount (in Specified Currency): $42,000,000
Issue Price: 100 %
Trade Date: June 13, 2006
Original Issue Date: June 28, 2006
Stated Maturity Date: July 2, 2007

Initial Interest Rate: 1-Year CMT Rate on June 26, 2006 plus 0.01% Interest Payment Period: Monthly
Interest Payment Dates: the 2nd of each calendar month, commencing
   August 2, 2006

Net Proceeds to Issuer: $42,000,000
Agent's Discount or Commission: 0.0%
Agent: Bear, Stearns & Co. Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[X] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	1 Year
Designated CMT Telerate Page:
	[X] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.01%
Spread Multiplier: N/A
Index Maturity: N/A
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: August 2, 2006
Interest Rate Reset Period: Monthly
Interest Reset Dates: the 2nd of each calendar month, commencing
   August 2, 2006
Interest Determination Date: two Business Days prior to each
   Interest Reset Date

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated June 13, 2006 and an Appointment Agreement Confirmation dated June 13, 2006 (collectively, the "Agreement") between TMCC and Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear Stearns, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Bear Stearns may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, Bear Stearns is committed to take and pay for all of the Notes offered hereby if any are taken.